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                                                                     EXHIBIT 5.1




                                October 6, 2000



Software Spectrum, Inc.
2140 Merritt Drive
Garland, Texas  75041

         Re: Registration of 150,000 shares of Common Stock, par value $.01 per share, pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Software Spectrum, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of an additional 150,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") to be offered pursuant to the Software Spectrum, Inc. Amended and Restated Employee Stock Purchase Plan, as amended (the "Plan").

     In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, each as amended and restated to date, and such other documents, records, certificates, memoranda and other instruments as we deem relevant or necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     Based upon our examination of such documents and the investigation of such matters of law as we have deemed relevant or necessary in rendering this opinion, we hereby advise you that we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     2. Assuming, with respect to shares of Common Stock issued after the date hereof, (i) the receipt of proper consideration for the issuance thereof in excess of par value thereof, (ii) the availability of a sufficient number of shares of Common Stock authorized by the Company's Articles of Incorporation then in effect, (iii) compliance with the terms of any agreement entered into in connection with any options or restricted stock under the Plan, and (iv) no change occurs in the applicable law or the pertinent facts, the shares of Common Stock purchasable upon the exercise of any option granted under or issued upon the awarding of any restricted stock under the

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Software Spectrum, Inc.
October 6, 2000
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Plan will upon issuance be duly authorized and validly issued, fully paid and non-assessable shares of Common Stock.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 150,000 shares of Common Stock of the Company covered by the Plan. By so consenting, we do not thereby admit that our firm's consent is required by Section 7 of the Securities Act.

                                   Very truly yours,

                                   LOCKE LIDDELL & SAPP LLP


                                   By: /s/ KENT JAMISON
                                      ---------------------------------
                                       Kent Jamison